Exhibit 5.1
Opinion of Holland & Knight LLP
December 17, 2010
Burger King Corporation
Burger King Holdings, Inc.
Subsidiary Guarantors (as defined below)
5505 Blue Lagoon Drive
Miami, FL 33126
Ladies and Gentlemen:
          We have acted as counsel to Burger King Corporation, a Florida corporation (“BKC”), Burger King Holdings, Inc., a Delaware corporation (“Holdings”), and BK Acquisition, Inc., BK CDE, Inc., Burger King Interamerica, LLC, Burger King Sweden Inc., Distron Transportation Systems, Inc., Moxie’s, Inc., The Melodie Corporation, TPC Number Four, Inc. and TQW Company (the “Subsidiary Guarantors”) in connection with the filing of a registration statement on Form S-4, as amended (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer to exchange (the “Exchange Offer”) BKC’s $800,000,000 9 7/8% Senior Notes due 2018 that have been registered under the Act (the “Exchange Notes”) for a like principal amount of BKC’s currently outstanding $800,000,000 9 7/8% Senior Notes due 2018 (the “Original Notes”). The Original Notes are guaranteed, and the Exchange Notes will be guaranteed (the “Exchange Note Guarantees”), jointly and severally, on a senior unsecured basis by Holdings, and the Subsidiary Guarantors and future direct and indirect subsidiaries that borrow under or guarantee any obligation under the New Credit Facilities or that guarantee BKC’s indebtedness or indebtedness of another guarantor. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated October 19, 2010 (the “Indenture”) among BKC, Holdings, the Subsidiary Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”).
          In rendering the opinions expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the Registration Rights Agreement, dated as of October 19, 2010, among BKC, Holdings, the Subsidiary Guarantors and the several initial purchasers named therein; (c) the Indenture; (d) specimens of the certificates representing the Exchange Notes; and (e) the other documents delivered by or on behalf of BKC, Holdings and the Subsidiary Guarantors as of the date hereof in connection with the delivery of the Exchange Notes. We have also examined such other instruments, corporate records, certificates of public officials, certificates of officers or other representatives of BKC, Holdings, the Subsidiary Guarantors and others and other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
          We have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) with respect to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (e) the legal capacity of natural persons; (f) that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; (g) that the Exchange Notes will be duly authenticated by the Trustee; and (h) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.
          Based upon and subject to the foregoing, we are of opinion that following the effectiveness of the Registration Statement and receipt by BKC of the Original Notes in exchange for the Exchange Notes:
1.	the Exchange Notes, when duly executed and delivered by or on behalf of BKC in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be binding obligations of BKC enforceable in accordance with their terms; and

2.	the Exchange Note Guarantees, when duly executed and delivered by or on behalf of Holdings and the Subsidiary Guarantors in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be binding obligations of Holdings and the Subsidiary Guarantors enforceable in accordance with their terms.
          To the extent that the obligations of BKC, Holdings and the Subsidiary Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
          This opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general applicability, affecting or limiting the rights of creditors, and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).
          We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Sincerely,
/s/ Holland & Knight LLP
Holland & Knight LLP

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